EXHIBIT 99.1
Full Year 2020 by Quarter and Full Year 2019 Unaudited Segment Information
    The following table sets forth certain financial information associated with our results of operations (unaudited, in thousands):

	Summary of Operations
	For the Three Months Ended				For the Twelve Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020	December 31, 2019
Direct Revenues(1):
Environmental Services	$705,192	$612,594	$650,560	$667,555	$2,635,901	$2,795,994
Safety-Kleen Sustainability Solutions	153,281	97,350	128,712	128,563	507,906	615,060
Corporate Items	90	56	72	72	290	1,136
Total	858,563	710,000	779,344	796,190	3,144,097	3,412,190
Cost of Revenues(2):
Environmental Services	491,121	385,113	416,539	446,342	1,739,115	1,934,556
Safety-Kleen Sustainability Solutions	113,828	76,318	87,924	96,802	374,872	430,746
Corporate Items	1,717	9,250	7,166	5,631	23,764	22,517
Total	606,666	470,681	511,629	548,775	2,137,751	2,387,819
Selling, General and Administrative Expenses:
Environmental Services	68,213	51,240	54,019	57,396	230,868	261,025
Safety-Kleen Sustainability Solutions	15,249	12,601	11,175	10,795	49,820	56,065
Corporate Items	45,845	39,998	41,350	43,163	170,356	166,964
Total	129,307	103,839	106,544	111,354	451,044	484,054
Adjusted EBITDA
Environmental Services	145,858	176,241	180,002	163,817	665,918	600,413
Safety-Kleen Sustainability Solutions	24,204	8,431	29,613	20,966	83,214	128,249
Corporate Items	(44,181)	(46,406)	(41,782)	(42,959)	(175,328)	(170,529)
Total	$125,881	$138,266	$167,833	$141,824	$573,804	$558,133
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(1) Direct revenue is revenue allocated to the segment performing the provided service.
(2) Cost of revenue is shown exclusive of items presented separately on the consolidated statements of operations, which consist of (i) accretion of environmental liabilities and (ii) depreciation and amortization.

    The following is a reconciliation of net income to Adjusted EBITDA (unaudited, in thousands):

	For the Three Months Ended				For the Twelve Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020	December 31, 2019
Net income	$11,572	$29,023	$54,910	$39,332	$134,837	$97,740
Accretion of environmental liabilities	2,561	2,766	2,822	2,902	11,051	10,136
Stock-based compensation	3,291	2,786	6,662	5,763	18,502	17,816
Depreciation and amortization	74,533	72,494	74,470	71,418	292,915	300,725
Other expense (income), net	2,365	500	(2,268)	(307)	290	(2,897)
Loss on early extinguishment of debt	—	—	—	—	—	6,131
Loss (gain) on sale of businesses	3,074	184	118	—	3,376	(687)
Interest expense, net of interest income	18,787	18,654	17,407	18,272	73,120	78,670
Provision for income taxes	9,698	11,859	13,712	4,444	39,713	50,499
Adjusted EBITDA	$125,881	$138,266	$167,833	$141,824	$573,804	$558,133